UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 24, 2021

ONCOTELIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29397 Agoura Road, Suite 107

Agoura Hills, CA 91301

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code

(650) 635-7000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbols	Name of each exchange on which registered
N/A	OTLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 24, 2021, Oncotelic Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Talos Victory Fund, LLC (the (“Holder”), pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $0.25 million (the “Note”), which Note is convertible into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).

Also on November 30, 2021, the Company entered into a Securities Purchase Agreement (the “Mast Purchase Agreement”) with Mast Hill Fund, LP (the (“Mast”), pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $0.25 million (the “Mast Note”), which Mast Note is convertible into shares of the Common Stock.

The Purchase Agreement, the Mast Purchase Agreement, the Note and Mast Note were entered into as part of a convertible note financing round with aggregate gross proceeds to the Company of up to $1.0 million (the “Financing”), undertaken by the Company pursuant to that certain Finder’s Fee Agreement between the Company and JH Darbie & Co., Inc. (“JH Darbie”), dated October 26, 2021 (the “Agreement”). Pursuant to the Agreement, JH Darbie will be entitled to a finder’s fee of: (a) 10% of the gross proceeds received by the Company in cash; and (b) warrants equal 10% warrant coverage of the amount raised, with a purchase price equal to the Conversion Price, with such warrants to expire five years from the date of issuance. The issuance and sale of the Note and the Mast Note on November 24, 2021 and November 30, 2021, respectively, represented the first and second tranches of the Financing totaling $0.5 Million. The form of the Purchase Agreement and the form of the Note shall be with identical terms except with reference to the name of the holders, the use of proceeds, which include repayment of certain debt, general corporate expenses and payroll, as applicable and the jurisdictions.

The Note and the Mast Note carry an interest rate of 12% per annum and matures on the earlier of (a) the one-year anniversary of the date of the Purchase Agreement and the Mast Purchase Agreement, or (b) the acceleration of the maturity of the Note by Holder upon occurrence of an Event of Default (as defined below). The Note and the Mast Note contain a voluntary conversion mechanism whereby the Holder and Mast may convert the outstanding principal and accrued interest under the terms of the Note and the Mast Note into shares of Common Stock (the “Conversion Shares”), at a fixed price of $0.07 per share (the “Conversion Price”), subject to adjustments upon the occurrence of certain corporate events. Prepayment of the Note and the Mast Note may be made at any time upon three trading days’ prior written notice to Holder and Mast, by payment of the then outstanding principal amount plus accrued and unpaid interest and reimbursement of Holder’s and Mast’s administrative fees. The Note and the Mast Note contain customary events of default (each an “Event of Default”). If an Event of Default occurs, at the Holder’s and Mast’s election, the outstanding principal amount of the Note, plus accrued but unpaid interest, will become immediately due and payable in cash. The Purchase Agreement requires the Company to use the proceeds to the full repayment of that certain convertible promissory note in the original principal amount of $203,750, including any accrued interest or prepayment penalty thereon, issued by the Company on or around May 25, 2021 (“May 2021 Geneva Note”) to Geneva Roth Remark Holdings, Inc. (“Geneva”). The Mast Purchase Agreement requires the Company to use the proceeds to the full repayment of that certain convertible promissory note in the original principal amount of $103,750, including any accrued interest and prepayment penalty thereon, issued by the Company on or around June 28, 2021 (“June 2021 Geneva Note”) to Geneva.

The Company repaid the May 2021 Geneva Note in full on November 30, 2021 and expects to repay the June 2021 Geneva Note shortly.

The issuance of the Note and the Mast Note is exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act. The shares of Common Stock issuable upon conversion of the Note have not been registered under the Securities Act or any other applicable securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act.

The foregoing descriptions of the form of Purchase Agreement, form of Note, and the Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibit 10.1, 10.2, and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01, above.

Item 3.02	Unregistered Sale of Equity Securities.

See Item 1.01, above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporation by reference

10.1	Form of Securities Purchase Agreement.	Filed herewith.
10.2	Form of Convertible Promissory Note.	Filed herewith.
10.3	Finder’s Fee Agreement between Oncotelic Therapeutics, Inc. and JH Darbie & Co., Inc., dated October 26, 202.	Filed herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncotelic Therapeutics, Inc.

Date: December 1, 2021		/s/ Vuong Trieu
	By:	Vuong Trieu
Chief Executive Officer

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